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                                                               Exhibit 99.(d)(3)

                            STRATEGIC PARTNERS SERIES
                     STRATEGIC PARTNERS FOCUSED GROWTH FUND

                              Subadvisory Agreement
                              ---------------------

           Agreement made as of this 1st day of March, 2000, between The Prudential Investment Corporation, a New Jersey corporation (PIC or the Sub-Manager), and Jennison Associates LLC, a Delaware limited liability company (the Subadviser).

          WHEREAS, the Sub-Manager has entered into a Sub-Management Agreement, dated March 1, 2000 (the Sub-Management Agreement), with Prudential Investments Fund Management LLC (PIFM or the Manager);

          WHEREAS, PIFM has been selected to serve as Manager of Strategic Partners Focused Growth Fund (the Fund), a series of Strategic Partners Series (the Trust), a Delaware business trust and an open-end, management investment company registered under the Investment Company Act of 1940 (the 1940 Act);

           WHEREAS, PIFM has selected PIC to serve as Sub-Manager with respect to a portion of the Fund and to provide certain services to PIFM in the management of the Fund, as described in the Sub-Management Agreement; and

          WHEREAS, pursuant to authority granted in the Sub-Management Agreement, PIC desires to retain the Subadviser to provide investment advisory services to the Fund in connection with the management of a portion of its assets and the Subadviser is willing to render such investment advisory services.

          NOW, THEREFORE, the Parties agree as follows:

          1. (a) Subject to the supervision of the Manager, the Sub-Manager and the Board of Trustees of the Trust, the Subadviser shall manage the investment operations of a portion of the Fund and the composition of a portion of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:


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     (i) The Subadviser shall provide supervision of a portion of the Fund's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

     (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Agreement and Declaration of Trust and By-Laws of the Trust and the Prospectus of the Fund and with the instructions and directions of the Manager, the Sub-Manager and of the Board of Trustees of the Trust and will cooperate with PIFM's compliance personnel responsible for ensuring compliance of the Fund with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

     (iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by a portion of the Fund and will place orders with or through such persons, brokers, dealers or futures commission merchants (including, but not limited to, Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and the Fund's Prospectus or as the Board of Trustees may direct from time to time. In providing the Fund with investment advice, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution under the circumstances. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts

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for the Fund with such brokers or futures commission merchants, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

          On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6),
     (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Board of Trustees such periodic and special reports as the Trustees may reasonably request.

          (v) The Subadviser shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Manager and the Sub-Manager with such information upon request of the Manager and the Sub-Manager, respectively.

          (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

     (b) The Subadviser shall authorize and permit any of its partners, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such Trustees, officers or employees.

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(c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager or the Sub-Manager all information relating to the Subadviser's services hereunder needed by the Manager or the Sub-Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement. The Sub-Manager shall continue to have responsibility for all services to be provided to the Manager pursuant to the Sub-Management Agreement. The Manager and Sub-Manager shall oversee and review the Subadviser's performance of its duties under this Agreement.

3. For the services provided in this Agreement, the Sub-Manager will pay to the Subadviser as full compensation therefor a fee at an annual rate of .30 of 1% of the average daily net assets of the portion of the Fund advised by the Subadviser on total Fund assets up to and including $300 million and .25 of 1% of the average daily net assets of the portion of Fund advised by the Subadviser on total Fund assets in excess of $300 million. This fee will be computed daily and paid to the Subadviser monthly.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund, the Manager or the Sub-Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a

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majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager, the Sub-Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement or the Sub-Management Agreement.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Sub-Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Sub-Manager at Prudential Plaza, Newark, NJ 07102,
Attention: Secretary; or (2) to the Subadviser at 466 Lexington Avenue, New York, NY 10017, Attention: Secretary.

9. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       THE PRUDENTIAL INVESTMENT CORPORATION

                                       BY: /s/ John R. Strangfeld
                                          ----------------------------
                                              John R. Strangfeld
                                              President


                                       JENNISON ASSOCIATES LLC



                                       BY: /s/ Karen E. Kohler
                                          ----------------------------
                                          Karen E. Kohler
                                          Senior Vice President